UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Unica Corporation

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UNICA CORPORATION
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend our 2009 annual meeting of stockholders, which is being held as follows:

Date:	Thursday, February 26, 2009
Time:	10:00 A.M., local time
Location:	Wilmer Cutler Pickering Hale and Dorr LLP Thirty-First Floor 60 State Street Boston, Massachusetts 02109

At the meeting, we will ask you and our other stockholders to consider and vote on the following matters:

1.	To elect two Class I directors to three-year terms;

2.	To approve a one-time stock option exchange program under which our eligible employees, including our executive officers (except Yuchun Lee, our president and CEO), would be able to elect to exchange outstanding stock options issued under our 2005 Stock Incentive Plan for new lower-priced stock options;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2009; and

4.	To consider and act upon any other business properly presented at the meeting or any postponement or adjournment of the meeting.

You may vote on these matters in person or by proxy. We ask that you complete and return the enclosed proxy card promptly — whether or not you plan to attend the meeting — in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted. Only stockholders of record at the close of business on January 9, 2009 may vote at the meeting.

By Order of the Board of Directors,

Jason W. Joseph
Vice President, General Counsel & Secretary

Waltham, Massachusetts
January   , 2009

PROXY STATEMENT
FOR THE
UNICA CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 26, 2009

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INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., local time, on Thursday, February 26, 2009, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Thirty-First Floor, 60 State Street, Boston, Massachusetts 02109.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the meeting. We expect that those fees would not exceed $15,000.

We intend to mail this proxy statement and the enclosed proxy card to stockholders on or about January 22, 2009. In this mailing, we will include copies of our 2008 Annual Report to Stockholders. We refer to the fiscal year ended September 30, 2008 as fiscal 2008 throughout this proxy statement.

How to Vote

At the meeting, you are entitled to one vote for each share of common stock registered in your name at the close of business on January 9, 2009. The proxy card states the number of shares you are entitled to vote at the meeting.

You may vote your shares at the meeting in person or by proxy:

•	TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

If your shares are held in “street name” by a bank, broker or other nominee and not in your name, you will receive instructions from the holder of record of your shares that you must follow in order for your shares to be voted at the annual meeting. Please note that if your shares are held in street name you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Revocability of Proxy

Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	sending written notice to Jason Joseph, Vice President, General Counsel and Secretary, at our address set forth in the notice appearing before this proxy statement;

•	returning another signed proxy card bearing a later date to Mr. Joseph before the meeting; or

•	attending the meeting, notifying Mr. Joseph that you are present, and then voting in person.

If you own shares in “street name,” the record holder of your shares should provide you with appropriate instructions for changing your vote.

Quorum Required to Transact Business

At the close of business on January 9, 2009,           shares of common stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock outstanding on that date be present in person, present by means of remote communication in any manner authorized by the board of directors, if any, or represented by proxy at the meeting in order to constitute the quorum to transact business. Shares as to which holders abstain from voting as to a particular matter, votes withheld and “broker non-votes,” will be counted in determining whether there is a quorum of stockholders present at the meeting.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote for a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as the approval of a proposed stock exchange program.

Other Information

The text of our annual report on Form 10-K for the fiscal year ended September 30, 2008 is included, without exhibits, in our 2008 Annual Report to Stockholders and also may be found in the investor relations portion of our website at http://www.unica.com or through the Securities and Exchange Commission’s (“SEC”) electronic data system called EDGAR at http://www.sec.gov. In addition, we will send any requesting stockholder a copy of the exhibits to our annual report on Form 10-K, at no charge. To receive copies, please send a written request to our corporate Secretary, Jason Joseph, at our offices located at Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The information contained on our website is not incorporated by reference and should not be considered as part of this proxy statement.

NOTE REGARDING AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Unica Corporation to be held on February 26, 2009: This proxy statement, a sample of the form of proxy card sent or given to stockholders by us, and our 2008 Annual Report to Stockholders are available on our website located at http://investor.unica.com/annual-proxy.cfm.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Class I Directors

Our by-laws provide that the board of directors be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The board of directors currently has seven members.

Nominees in the General Election of Directors

The board of directors has nominated Mr. Yuchun Lee and Mr. Bruce Evans for election as Class I directors at the annual meeting. A brief biography of Mr. Lee and Mr. Evans including their ages, as of December 31, 2008, follows. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders”. Although Mr. Evans has been nominated for a three year term, he has indicated that pursuant to the policy of Summit Partners where he is a managing director, Mr. Evans is only permitted to serve on our board of directors until the end of our fiscal year 2009, at which time he intends to tender his resignation.

Yuchun Lee	Mr. Lee co-founded our company and has served in the capacity of President or Chief Executive Officer and Chairman since our inception in December 1992. Since May 2006, Mr. Lee has served on the board of directors for a privately-held provider of enterprise remote management and monitoring software and has also served on the board of directors for the Direct Marketing Association since October 2005. From 1989 to 1992, Mr. Lee was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 43 years old.
Bruce R. Evans	Mr. Evans has served as one of our directors since April 2004. Since 1986, Mr. Evans has served in several positions at Summit Partners, a private equity and venture capital firm, including most recently as a Managing Director. Mr. Evans is a director of optionsXpress Holdings, Inc., an on-line stock and options broker. Mr. Evans is also a director of several private companies. Mr. Evans received a Bachelor of Engineering in mechanical engineering and economics from Vanderbilt University and a Masters in Business Administration from Harvard University. Mr. Evans is 49 years old.

The affirmative “FOR” vote of the holders of a plurality of the votes cast by our stockholders entitled to vote on the election is required for the election of each director.

Our board of directors recommends that you vote FOR the election of Mr. Lee and Mr. Evans as Class I directors.

Proposal 2: Approval of a one-time stock option exchange program for eligible employees and executive officers.

Introduction

We are seeking stockholder approval of an option exchange program that would allow us to cancel “underwater” stock options currently held by some of our employees in exchange for the issuance of stock options exercisable for fewer shares of our common stock, with lower exercise prices and extended vesting terms. We are proposing this program because we believe that it will provide a more cost-effective retention and incentive tool to our key contributors than issuing incremental equity or paying additional cash compensation. We estimate a reduction in our overhang of outstanding stock options of approximately 332,393 shares, assuming full participation in the Option Exchange Program.

Overview

In December, 2008, the compensation committee recommended to our board of directors, and our board subsequently authorized, a one-time stock option exchange program (the “Option Exchange Program”), subject to stockholder approval.

Stock options will be eligible for the program if they have an exercise price per share greater than or equal to $10.00 (“Eligible Options”). The opportunity to participate in the Option Exchange Program will be offered to all of our domestic and foreign employees and our executive officers (excluding Yuchun Lee, our President and CEO) (collectively referred to as the “Eligible Participants”) who hold Eligible Options that were granted under our 2005 Stock Incentive Plan, as amended (referred to as the “Plan”). Eligible Options surrendered for exchange under the Option Exchange Program that were issued under the Plan will, upon the closing of the exchange offer, be exchanged for new options (“New Options”) granted pursuant to the Plan.

Under the proposed Option Exchange Program, each New Option will have: (1) an exercise price per share equal to the closing price of Unica Corporation stock on the day that our exchange offer expires, (2) a new expiration date of six years from the date of grant and (3) the following vesting schedule:

(a) New Options granted in exchange for Eligible Options that were granted before March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of the new grant date, and shall vest with respect to 12.5% of the underlying shares every three months thereafter; and

(b) New Options granted in exchange for Eligible Options that were granted on or after March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of the new grant date, and shall vest with respect to 6.25% of the underlying shares every three months thereafter.

The ratio of shares underlying New Options to shares underlying exchanged Eligible Options will be 2 to 3, and all New Options will be nonstatutory options regardless of whether the Eligible Options exchanged therefor were incentive stock options or nonstatutory stock options.

We believe that, if approved by our stockholders, the Option Exchange Program will permit us to:

•	enhance long-term stockholder value by restoring competitive incentives to the participants so they are further motivated to complete and deliver the important strategic and operational initiatives of our company, as exercise prices significantly in excess of market price undermine the effectiveness of options as employee and executive performance and retention incentives; and

•	reduce potential overhang, which is the number of shares issuable upon the vesting and exercise of outstanding stock options and other stock awards, by reducing the total number of outstanding stock options.

We are submitting this proposal to a vote of our stockholders as a matter of good corporate governance and because we think it is important for our stockholders to have a say in matters of this nature. We are not required by our internal governance documents or by external law to submit this proposal to our stockholders.

If our stockholders approve this proposal, our board of directors intends to close the exchange offer at 5:00 p.m. on the day of our annual meeting. If we do not obtain stockholder approval of this proposal, we will not be able to implement the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for these types of employees, particularly in the software and high-tech industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At our company, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Our executive officers are expected to be among the primary drivers of long-term stockholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to allow our executive officers, with the exception of our Chief Executive Officer, to participate in this exchange offer and to exchange eligible option grants for new option grants.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on December 1, 2008, the closing price of our common stock on the Nasdaq Global Market was $3.20 per share and Eligible Participants held outstanding stock options exercisable for almost 1,000,000 shares of our common stock that had exercise prices of $10.00 or more. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to increase long-term stockholder value.

In addition to providing key incentives to our employees and executives, the Option Exchange Program is also designed to benefit our stockholders by reducing the potential dilution to our capital structure from stock option exercises in the future and by providing us better retention tools for our key contributors due to the extended vesting terms for the New Options. We estimate a reduction in our overhang of outstanding stock options of approximately 332,393 shares, assuming full participation in the Option Exchange Program. The actual reduction in our overhang that may result from the Option Exchange Program could vary significantly and is dependent upon the actual level of participation in the Option Exchange Program.

Consideration of Alternatives

When considering how best to continue to incentivize and reward our employees who have underwater options, the compensation committee engaged an independent compensation consultant, Watson Wyatt, to review and evaluate various strategies to address the issue of underwater stock options. As part of its evaluation, Watson Wyatt surveyed Fortune 500 companies that had outstanding options with a weighted-average exercise price that was greater than their current stock price. Based on its review, Watson Wyatt presented several potential alternatives to the company including:

Take no action.  This alternative would require us to conclude that underwater stock options would not impact our ability to retain qualified employees by providing competitive compensation packages. However, our company feels offering valuable equity grants to our employees is warranted based on the practices of other companies in our vertical and geographic region as well as our view of the overall competitive landscape for qualified employees.

Increase cash compensation or provide cash retention bonuses.  To replace equity incentives, we considered that we could substantially increase base and target bonus compensation or provide cash retention bonuses. However, significant increases in cash compensation or bonuses would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results.

Grant additional equity compensation.  We make annual equity grants of stock options and restricted stock units to our employees in order to keep total employee compensation packages competitive with those of our peer companies from year to year and to generally incent employees. In addition to this year’s annual equity grants, we considered granting employees special supplemental stock option grants at current market prices in order to mitigate the loss in value of previously granted stock options that are now underwater. However, such supplemental option grants would substantially increase our overhang and result in potential dilution to our stockholders and could also decrease our reported earnings, which could negatively impact our stock price.

Implement Option Exchange Program.  Finally, we considered implementing an option exchange program. We determined that a program under which employees could exchange stock options with an exercise price greater than or equal to $10.00 was most attractive for a number of reasons, including the following:

•	Reasonable, Balanced Incentives. We believe that the opportunity to exchange Eligible Options for New Options exercisable for fewer shares, together with a new minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance.

•	Reduction of the Number of Shares Subject to Outstanding Options. In addition to the underwater options having little or no retention value, they also would not otherwise reduce our stock option overhang until they are exercised or expire unexercised. If approved by our stockholders, the Option Exchange Program will reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding. Under the proposed Option Exchange Program, Eligible Participants will receive stock options covering fewer shares than the options surrendered. As a result, the number of shares subject to all outstanding equity awards will be reduced, thereby reducing the overhang. If all Eligible Options were exchanged, then based on the number of Eligible Options outstanding on December 1, 2008, options to purchase approximately 997,177 shares would be surrendered and cancelled, while New Options covering approximately 664,784 shares would be issued. This would result in a net reduction in the overhang of our outstanding stock options by approximately 332,393 shares, or approximately 1.6% of the number of shares of our common stock outstanding as of December 1, 2008. The actual reduction in our overhang that may result from the Option Exchange Program could vary significantly and is dependent upon the actual level of participation in the Option Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	Reduced Pressure for Additional Grants. If we are unable to implement the Option Exchange Program, we may feel it necessary to issue additional options to our employees at current market prices, increasing our overhang. These grants would deplete the current pool of options available for future grants under the Plan and could also result in decreased reported earnings which could negatively impact our stock price.

•	Participation by Our Executive Officers. Although we hold our executive officers accountable for driving the creation of long-term stockholder value, our board of directors believes that the significant decline in our stock price was primarily caused by the macro economic conditions that were outside the control of our company and our executive officers. As a result, the retention and motivation of our executive officers is critical to our long-term success and the board of directors has elected to include executive officers (excluding Yuchun Lee, our President and CEO) as Eligible Participants in the Option Exchange Program.

Description of the Option Exchange Program

Implementing the Option Exchange Program.  Eligible Participants will be offered the opportunity to participate in the Option Exchange Program under a tender offer (an “Offer to Exchange”) filed with the Securities and Exchange Commission (the “SEC”). From the time the Offer to Exchange commences, the Eligible Participants will be given at least 20 business days to make an election to surrender for cancellation all or a portion of their Eligible Options on a grant-by-grant basis in exchange for New Options. The New Options will be granted on the day the Offer to Exchange closes, which we expect will be on or about February 26, 2009. Even if the Option Exchange Program is approved by our stockholders, our board will retain the authority, in its sole discretion, to terminate or postpone the program at any time prior to the closing of the Offer to Exchange or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Option Exchange Program applies only to this exchange program. If we were to implement a stock option exchange program in the future, we would once again need to seek stockholder approval.

Outstanding Options Eligible for the Option Exchange Program.  To be eligible for exchange under the Option Exchange Program, an option must have an exercise price that is greater than or equal to $10.00. As of December 1, 2008, options to purchase approximately 2.9 million shares of our common stock were outstanding, of which options to purchase approximately 997,177 shares, would be eligible for exchange under the Option Exchange Program.

Eligibility.  The Option Exchange Program will be open to all of our domestic and foreign employees, including our executive officers (except Yuchun Lee, our President and CEO) who hold Eligible Options. Our directors are not eligible. To be eligible, an employee must be employed by us at the time the Offer to Exchange commences. Additionally, in order to receive the New Options, an Eligible Participant who surrenders his or her Eligible Options for exchange must be an employee on the date the New Options are granted. As of December 1, 2008, approximately 66 employees and seven executive officers held Eligible Options.

Exchange Ratios.  In the proposed exchange offer, Eligible Participants would be offered a one-time opportunity to exchange their Eligible Options for New Options, with each New Option representing the right to purchase two shares of common stock for every three shares of common stock for which an underlying Eligible Option tendered for exchange was exercisable. New options will be rounded down to the nearest whole share on a grant-by-grant basis.

Election to Participate.  Participation in the Option Exchange Program will be voluntary. Eligible Participants will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis.

Exercise Price of New Options.  All New Options will be granted with an exercise price equal to the closing price of our stock on the Nasdaq stock exchange on the day of the close of the exchange offer.

Vesting of New Options.  The New Options will vest as follows:

(a) New Options granted in exchange for Eligible Options that were granted before March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of the new grant date, and shall vest with respect to 12.5% of the underlying shares every three months thereafter; and

(b) New Options granted in exchange for Eligible Options that were granted on or after March 1, 2007 shall vest with respect to 50% of the underlying shares on the one year anniversary of the new grant date, and shall vest with respect to 6.25% of the underlying shares every three months thereafter.

Term of the New Options.  The New Options will have a new expiration date of six years from the date of grant.

Other Terms and Conditions of the New Options.  The other terms and conditions of the New Options will be set forth in option agreements to be entered into as of the New Option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be nonstatutory stock options granted under our Plan regardless of the tax status of the Eligible Options tendered for exchange.

Return of Eligible Options Surrendered.  Consistent with the terms of the Plan, the pool of shares available for the grant of future awards under our Plan will be increased by that number of shares equal to the difference between (a) the number of shares underlying surrendered Eligible Options issued under the Plan and (b) the number of shares underlying New Options issued under the Plan.

Accounting Treatment.  We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option granted to employees, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited New Options will not be recognized.

U.S. Federal Income Tax Consequences.  The following is a summary of the material United States federal income tax consequences of the Option Exchange Program for those Eligible Participants who are subject to United States federal income tax. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. A more detailed summary of the applicable tax considerations to Eligible Participants will be provided in the Exchange Offer. This summary does not discuss all of the tax consequences that may be relevant to an Eligible Participant in light of his or her personal circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Participants.

We believe that the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and no income should be recognized for United States federal income tax purposes by the Eligible Participants upon the issuance of the New Options. All New Options will be nonstatutory stock options, even if the exchanged options are incentive stock options. As a result, upon the exercise of the New Options, the Eligible Participants will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the shares, the Eligible Participants will recognize capital gain or loss (which will be short-term or long-term depending on whether the shares were held for more than one year from the date of exercise) equal to the difference between the selling price and the fair market value of the shares on the date of exercise. The holding period for the shares acquired through the exercise of an option will begin on the day after the date of exercise. If Eligible Options that are incentive stock options are not exchanged in the Option Exchange Program, then such options will be deemed to be newly granted for United States federal income tax purposes.

There will be no tax consequences to us with respect to the Option Exchange Program or the exercise of New Options (or Eligible Options not exchanged) except that we will be entitled to a deduction when an Eligible Participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Potential Modifications to Terms to Comply with Governmental Requirements.  The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain.

Effect on Stockholders

We are not able to predict the impact the Option Exchange Program will have on your interests as a stockholder, as we are unable to predict how many participants will exchange their Eligible Options or what the market price of our common stock will be on the date that the New Options are granted. If the Option Exchange Program is approved, the exchange ratio will result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options tendered in the exchange offer and (2) an incremental compensation expense for financial reporting purposes from the Option Exchange Program. In addition, the Option Exchange Program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options in the future to remain competitive with our competitors. While we cannot predict how many Eligible Options will be exchanged, assuming full participation in the Option Exchange Program, the total number of shares underlying our outstanding options would be reduced by approximately 332,393 shares. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon the actual level of participation in the Option Exchange Program.

This proposal must receive a “FOR” vote from the holders of a majority of votes cast either in person or by proxy on the proposal, and the total votes cast on the proposal must represent over 50% of the votes of holders entitled to vote at the annual meeting. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

For all of the reasons set forth above, the Board of Directors recommends a vote FOR the approval of a one-time stock option exchange program for eligible employees and executive officers.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has selected the firm of PricewaterhouseCoopers LLP to serve as our Independent Registered Public Accounting Firm for fiscal 2009. We are asking stockholders to ratify this appointment. Stockholder ratification of such selection is not required by our by-laws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in our and our stockholders’ best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at our 2009 annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2009.

Our board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2009.

Other Matters

Neither we nor the board of directors intends to propose any matters at the meeting other than the election of two Class I directors, approval of a one-time stock option exchange program, and ratification of the appointment of our independent registered public accounting firm.

Deadline for Submission of Stockholder Proposals for 2010 Annual Meeting

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2010 annual meeting of stockholders, which we currently intend to hold in March 2010, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act and must be submitted to our Secretary, Jason Joseph, at our address set forth in the notice appearing before this proxy statement by September 24, 2009.

If a stockholder wishes to present a proposal before the 2010 annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8, the stockholder must give written notice to our corporate Secretary, Jason Joseph, at the address noted above. Our Secretary must receive the notice not earlier than October 26, 2009 and not later than December 7, 2009.

Important Notice Regarding Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be already “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451, telephone 781-839-8000. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder or you may contact us at the above address.

INFORMATION ABOUT CONTINUING DIRECTORS

Background Information

Our Class II and Class III directors will continue in office following the meeting. The terms of our Class II directors will end at our 2010 annual meeting of stockholders, and the terms of our Class III directors will end at our 2011 annual meeting of stockholders. Ms. Hendra and Messrs. Perakis and Woloson are Class II directors and Messrs. Ain and Schechter are Class III directors. Brief biographies of our directors, including their ages, as of December 31, 2008 follow. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in this proxy statement.

Carla Hendra	Ms. Hendra has served as one of our directors since March 2007. Ms. Hendra has served as the Co-Chief Executive Officer of Ogilvy North America since July 2005 and as President of OgilvyOne N.A. since 1998. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President of Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra has been a director of the Brown Shoe Company, a global retail, e-commerce and manufacturing company, since November 2005. Since December 2007, Ms. Hendra has also served on the Board of Directors of a not for profit organization. Ms. Hendra is 52 years old.

James A. Perakis	Mr. Perakis has served as one of our directors since February 2000. Since October 2001, Mr. Perakis has served as chairman of Netkey, Inc., a privately-held provider of self-service and digital signage software. From 1985 to 1998, he was Chief Executive Officer of Hyperion Software Corporation, a provider of enterprise financial management and planning software. Mr. Perakis also serves on the Board of Directors of several private companies. Mr. Perakis is 65 years old.

Bradford D. Woloson	Mr. Woloson has served as one of our directors since April 2000. Since 1994, Mr. Woloson has served in several positions at JMI Equity, a multi-stage private equity firm, including most recently as a General Partner. Mr. Woloson is also a director of several private companies. Mr. Woloson is 40 years old.

Aron J. Ain	Mr. Ain has served as one of our directors since August 2005. Since October 2005, Mr. Ain has served as Chief Executive Officer of Kronos Incorporated, a provider of workforce management solutions. Mr. Ain served as Executive Vice President and Chief Operating Officer of Kronos from February 2002 until October 2005. Previously, Mr. Ain served as Vice President of Worldwide Sales and Service of Kronos from 1988 until February 2002. Mr. Ain was employed in various positions at Kronos from 1979 through 1988. Mr. Ain serves on the Board of Directors of Kronos. Mr. Ain is 51 years old.

Robert P. Schechter	Mr. Schechter has served as one of our directors and the chair of our audit committee since January 7, 2005. Mr. Schechter served as the President and Chief Executive Officer of NMS Communications Corporation (now known as LiveWire Mobile, Inc.) a global provider of managed personalization services for mobile operators from 1995 to 2008 and has served as its Chairman of the Board since 1996. From 1987 to 1994, Mr. Schechter held various senior executive positions with Lotus Development Corporation, and from 1980 to 1987, he was a partner at Coopers and Lybrand LLP. Mr. Schechter is also a director of Soapstone Networks, which develops resource and service control software that automates the service lifecycle for carriers and large enterprises. Mr. Schechter is also a board member of several private companies and not for profit organizations. Mr. Schechter is 60 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under Nasdaq Global Market rules, our directors only qualify as “independent directors” if, in the opinion of our board of directors, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Aron J. Ain, Bruce R. Evans, Carla Hendra, James A. Perakis, Robert P. Schechter or Bradford D. Woloson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Board Meetings and Attendance

The board of directors met six times during fiscal 2008, including four regular meetings and two special meetings, either in person or by teleconference. During fiscal 2008, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending our annual meetings of stockholders. All directors, other than Robert Schechter, attended our 2008 annual meeting of stockholders, either in person or by telephone.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by the board. Current copies of the standing committees’ charters are posted on the investor relations section of our website at http://www.unica.com.

The board has determined that all of the members of our three standing committees are independent as defined under the rules of the Nasdaq Global Market, and, in the case of all members of the audit committee, meet the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee.  The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with any internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules that is found in the section of this proxy statement entitled “Report of Audit Committee”.

The current members of the audit committee are Robert P. Schechter, chair, James A. Perakis and Bradford D. Woloson. The audit committee met fifteen times during fiscal 2008. Mr. Schechter has been identified as the “audit committee financial expert”. Mr. Schechter is an independent director.

Compensation Committee.  The compensation committee’s responsibilities include:

•	annually reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our equity incentive plans;

•	reviewing and discussing annually with management the compensation discussion and analysis, which is found in the section of this proxy statement entitled “Compensation and Discussion Analysis”; and

•	reviewing and making recommendations to our board with respect to director compensation.

The current members of the compensation committee are Aron J. Ain, chair, Bruce R. Evans and James A. Perakis. The compensation committee met six times during fiscal 2008. The compensation committee may delegate to one or more executive officers the power to grant options or other stock awards pursuant to our equity plans to employees who are not directors or executives of our company.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending corporate governance principles to our board; and

•	overseeing an annual evaluation of our board.

The current members of the nominating and corporate governance committee are Bruce R. Evans, chair, and Carla Hendra. The nominating and corporate governance committee met one time during fiscal 2008.

Director Candidates

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include the candidate’s character, judgment, skill, expertise, experience, dedication to our company and its goals, and diversity. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that shall assist the board of directors in fulfilling its responsibilities. Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials with respect to the individuals suggested for nomination to the Nominating and Corporate Governance Committee, c/o Jason Joseph, Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The nominating and corporate governance committee considers candidates proposed by stockholders applying the same criteria, and following substantially the same process in considering them, as it does in considering other candidates. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election and that candidate is willing to serve as a member of the board, then his or her name will be included in our proxy card for our next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by submitting the names and appropriate biographical information and background materials with respect to the individuals suggested for nomination and certain information regarding the stockholder or group of stockholders making the recommendation, as required by our by-laws, to Jason Joseph, Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451 within the time periods set forth above under “Deadline for Submission of Stockholder Proposals for 2010 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws are not required to be included in our proxy card for our next annual meeting.

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chair of the nominating and corporate governance committee shall, subject to the advice and assistance from the general counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Stockholders who wish to send communications on any topic to the board should address such communications to the board of directors, in care of our Secretary, at the address set forth in the notice appearing before this proxy statement.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a current copy of the Code on the investor relations section of our website at http://www.unica.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq Global Market listing standards concerning any amendments to, or waivers from, any provision of the Code.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or its compensation committee. None of the current members of the compensation committee of our board has ever been one of our employees or officers.

No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Certain Relationships and Related Transactions

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

The audit committee of the board of directors, pursuant to its written charter, is charged with reviewing and approving all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) on an ongoing basis. The audit committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Related Party Transactions

Prior to our initial public offering in August 2005, we entered into a registration rights agreement with the holders of our preferred stock. Upon the completion of the initial public offering, all of the outstanding shares of our preferred stock automatically converted into shares of our common stock. Pursuant to the registration rights agreement, the holders of these shares have the right to require us to register these shares under the Securities Act of 1933 as amended, under specific circumstances. The shares to be included in any demand registration by the holders of these shares must have an estimated aggregate value of at least $1.0 million (based on the then current market price). Further, if we propose to register any of our common stock issued in connection with acquisitions and benefits plans, or if any holders of these shares exercise a demand, the other holders of registration rights under the registration rights agreement will have the right to include their shares of common stock in the registration, subject to limitations. Upon registration, these shares will become freely tradable without restriction under the Securities Act. The following related parties have registration rights: JMI Equity Fund IV, L.P. and affiliated funds and James A. Perakis. Bradford Woloson, one of our directors at the time we entered into the registration rights agreement, is a general partner of JMI Equity, and JMI Equity Fund IV, L.P. and its related funds own more than 5% of our outstanding shares. Mr. Perakis serves as one of our directors.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

Director Compensation

The following table sets forth information concerning the compensation of our directors who are not also named executive officers.

2008 Director Compensation

	Fees Earned	Option
	or Paid in	Awards
	Cash (1)	(2)(3)	Total
Name	($)	($)	($)

Aron J. Ain	18,000	55,427	73,427
Bruce R. Evans	21,000	55,427	76,427
Carla Hendra	18,000	55,427	73,427
James A. Perakis	22,000	55,427	77,427
Robert P. Schechter	25,000	73,903	98,903
Bradford D. Woloson	20,000	55,427	75,427

(1)	Fees Earned include annual fees paid to each director plus fees associated with committee membership and/or chairmanship of the audit committee.

(2)	Amounts reflect the expense that we recognized in fiscal 2008 for financial statement reporting purposes in accordance with FAS 123(R). For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on December 15, 2008.

(3)	The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of September 30, 2008.

		Grant
	Outstanding Stock	Date Fair
	Options	Value
Name	(#)	($)

Aron J. Ain	60,000	331,313
Bruce R. Evans	52,500	283,593
Carla Hendra	30,000	113,360
James A. Perakis	55,000	282,912
Robert P. Schechter	73,333	390,555
Bradford D. Woloson	52,500	283,593

Our plan regarding compensatory arrangements with non-employee directors became effective upon the closing of our initial public offering in August 2005 and was amended July 31, 2006 and March 7, 2008. Under our plan, we pay our non-employee directors a monthly retainer of $1,250 for their services as directors. In addition, we pay the chair of the audit committee a $166.67 monthly retainer fee. We also pay each non-employee director an additional monthly retainer fee of $250 with respect to each membership on the audit, compensation and nominating and corporate governance committees. All retainers are payable in arrears on a quarterly basis. We also pay each director a fee of $1,000 per committee meeting attended after the second committee meeting of the year.

Beginning with the first annual meeting following a non-employee director’s election to the board, we grant each non-employee director an option to purchase 15,000 shares of common stock. Each option has an exercise price equal to the fair market value of the common stock at the time of grant. Each option is fully exercisable as of the immediately succeeding annual stockholder meeting. Options granted to non-employee directors terminate upon the earlier of three months after the date on which the non-employee director ceases to be a member of the board and 6 years after the grant date. In addition, as of the date of each annual stockholder meeting, we grant the chair of the audit committee an option to purchase 5,000 shares of common stock at fair market value on the grant date. Each option is fully exercisable as of the immediately succeeding annual stockholder meeting. The option terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and 6 years after the grant date.

In the event that a new non-employee director is elected during the year, we grant that non-employee director an option to purchase a number of shares of our common stock, priced at the fair market value of the common stock on the date of grant, equal to 1,250 multiplied by the number of months rounded to the nearest month in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual stockholder meeting has not been scheduled as of the grant date, the anniversary of the last annual stockholder meeting). Each option is fully exercisable as of the immediately succeeding annual stockholder meeting and terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and 6 years after the grant date. Additionally, in the event that a new chair of the audit committee is elected during the year, we grant him or her a stock option to purchase a number of shares of our common stock, priced at the fair market value of the common stock on the date of grant, equal to 416 multiplied by the number of months rounded to the nearest month in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual stockholder meeting has not been scheduled as of the grant date, the anniversary of the last annual stockholder meeting). Each option is fully exercisable as of the immediately succeeding annual stockholder meeting and terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and 6 years after the grant date.

Upon our 2008 annual meeting of stockholders held on March 7, 2008, Aron J. Ain, Bruce R. Evans, Carla Hendra, James A. Perakis and Bradford D. Woloson were each granted an option to purchase 15,000 shares of common stock and Robert P. Schechter received an option to purchase 20,000 shares of common stock each at an exercise price of $6.46 per share, the closing price on the date of the grant. Each option is fully exercisable as of February 26, 2009, the date of this annual meeting, and terminates upon the earlier of three months after the date on which the director ceases to be a member of the board and 6 years after the grant date.

Our directors who are also employees do not receive any additional compensation for their service as directors.

Report of Audit Committee

The audit committee of the board of directors has furnished the following report:

The audit committee has reviewed Unica’s audited consolidated financial statements for the fiscal year ended September 30, 2008 and has discussed these financial statements with Unica’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, Unica’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, Communication with Audit Committees.

The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee has discussed with the independent registered public accounting firm its independence from Unica.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Unica’s annual report on Form 10-K for the fiscal year ended September 30, 2008.

AUDIT COMMITTEE
Robert P. Schechter, chair
James A. Perakis
Bradford D. Woloson

Independent Registered Public Accountants

On June 25, 2007, our audit committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm and our chairman of the audit committee notified Ernst & Young LLP that it had been dismissed as our independent registered public accounting firm by the audit committee.

The reports of Ernst & Young LLP on our financial statements for the fiscal years ended September 30, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During our fiscal years ended September 30, 2006 and 2005 and through June 25, 2007, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its reports on our financial statements for such years.

Through June 25, 2007, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its reports on our financial statements for such years.

Our management concluded that as of March 31, 2007 we did not maintain effective internal control over financial reporting related to our evaluation, documentation and recognition of revenue for software license agreements with non-standard terms, which evaluation, documentation and recognition of revenue are critical to the accuracy of reported revenue, and that this control deficiency resulted in a material weakness. Our management and the audit committee discussed the material weakness with Ernst & Young LLP, and we authorized Ernst & Young LLP to respond fully to the inquiries of a successor auditor concerning the subject matter of the material weakness.

Except for the material weakness described above, during the two most recent fiscal years ended September 30, 2007 and September 30, 2008, there were no other reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Ernst & Young LLP has furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements with respect to the periods prior to June 25, 2007.

On June 27, 2007, the audit committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm and PricewaterhouseCoopers LLP has continued in that capacity through the fiscal year ended September 30, 2008.

During the fiscal periods between October 1, 2006 and June 27, 2007, neither we nor anyone on our behalf consulted with PricewaterhouseCoopers LLP with respect to our consolidated financial statements regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

We expect that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm prior to June 25, 2007, billed to us for audit and other services.

Fee Category	Fiscal 2007

Audit Fees(1)	$664,632
Audit-Related Fees(2)	—
Tax Fees(3)	68,400
All Other Fees	—

Total Fees	$733,032

(1)	Audit fees included fees associated with the audit of our consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits required for our France subsidiary. Audit fees included approximately $134,000 which was incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	No audit-related fees were incurred by us prior to June 25, 2007.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm from June 27, 2007 and for the entire fiscal year 2008 for audit and other services.

Fee Category	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$1,878,502	$730,000
Audit-Related Fees(2)	10,620	—
Tax Fees(3)	105,220	—
All Other Fees(4)	3,945	3,000

Total Fees	$1,998,287	$733,000

(1)	The fees presented to us by PricewaterhouseCoopers LLP are integrated audit fees and include fees associated with the audit of our consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits required for our France subsidiary, and fees incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	The audit-related fees incurred by us in fiscal 2008 by PricewaterhouseCoopers LLP were primarily related to work performed for us in connection with comments we received from the Securities and Exchange Commission on our periodic reports filed with respect to the Securities Exchange Act of 1934, as amended.

(3)	The tax-related fees incurred by us in fiscal 2008 by PricewaterhouseCoopers LLP primarily consisted of fees for tax compliance, tax advice and tax planning services.

(4)	These fees are comprised of fees for web-based accounting and finance reference materials.

None of the fees incurred in fiscal 2007 or 2008 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount for that particular service.

The audit committee has also delegated to the chair of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the audit committee pursuant to this delegated authority is reported on and ratified at the next meeting of the audit committee.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Set forth below are brief biographies of our current executive officers, including their ages. These biographies are current as of December 31, 2008. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in this proxy statement.

Yuchun Lee Chief Executive Officer and Chairman	Mr. Lee co-founded our company and has served in the capacity of President or Chief Executive Officer and Chairman since our inception in December 1992. Since May 2006, Mr. Lee has served on the board of directors for a privately-held provider of enterprise remote management and monitoring software and has also served on the board of directors for the Direct Marketing Association since October 2005. From 1989 to 1992, Mr. Lee was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 43 years old.

Kevin P. Shone Sr. Vice President and Chief Financial Officer	Mr. Shone has served as our Senior Vice President and Chief Financial Officer since October 2008. From June 2007 to July 2008, Mr. Shone was the Vice President, Global Field Finance and Administration for Cognos Inc., a publically traded performance management software company that was acquired by IBM in January 2008. From September 2003 to June 2007, Mr. Shone was Vice President, Americas Finance and Administration for Cognos Corporation, the US division of Cognos, Inc. From February 1998 to August 2003, Mr. Shone was Senior Corporate Counsel, Americas Field Operations for Cognos Corporation. From May 1996 to February 1998, Mr. Shone was an associate with the law firm of Riemer & Braunstein, LLP. From September 1991 to April 1996, Mr. Shone held various positions with the accounting firm of Deloitte & Touche, LLP. Mr. Shone received a Bachelor of Science in accounting from Suffolk University and a Juris Doctor from Suffolk University Law School. Mr. Shone is 42 years old.

Peter Cousins Chief Technology Officer	Mr. Cousins has served as our Chief Technology Officer since November 2008. From October 2007 to November 2008, Mr. Cousins served as our Vice President of Technology. Prior to joining our company, Mr. Cousins was the Chief Technology Officer for North America with Itemfield, Inc., a privately held data transformation software company acquired by Informatica Corporation in December 2006. From 2002 to 2006, Mr. Cousins was Technology Director of Iona Technologies an enterprise software company focused on service-oriented architecture infrastructure solutions. From 2000 to 2002, Mr. Cousins was the founder and Chief Technology Officer of Active Signal a mobile application software company. From 1997 to 2000, Mr. Cousins was Chief Architect for Level 8 Systems, Inc. From 1983 to 1997, Mr. Cousins held various software development and enterprise consulting positions with both public and private companies. Mr. Cousins is 39 years old.

John Hogan Sr. Vice President of Research and Development	Mr. Hogan has served as our Senior Vice President of Research and Development since November 2008. Mr. Hogan was our Vice President of Engineering from May 2005 to November 2008. From August 2003 to May 2005, Mr. Hogan served as Vice President of Enterprise Web Solutions for Plumtree Software, Inc., a provider of enterprise portal software and services. From March 1998 to August 2003, he served as Vice President of Development for Plumtree. From 1996 to 1998, Mr. Hogan served in several positions at Informix Software, Inc., including most recently as Director of Engineering for on-line analytical processing products. From 1989 to 1994, he served in several positions in various development and consulting organizations at Oracle Corporation. Mr. Hogan received a Bachelor of Arts from Stanford University. Mr. Hogan is 44 years old.

Jason Joseph Vice President, General Counsel and Secretary	Mr. Joseph has served as our Vice President, General Counsel and Secretary since June 2007. From December 2003 to June 2007, Mr. Joseph served as General Counsel and Secretary of MapInfo Corporation, a Nasdaq Global Market listed provider of location intelligence solutions software that was acquired by Pitney Bowes in 2007. From April 2000 to December 2003, Mr. Joseph was an associate and partner with the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. From September 1995 to April 2000, Mr. Joseph was an associate with the law firm Schiff Hardin LLP. Mr. Joseph received a Bachelor of Arts degree from Loyola University Chicago and a Juris Doctor degree from Northwestern University School of Law. Mr. Joseph is 38 years old.

Kevin Keane Vice President of Business Development	Mr. Keane has served as our Vice President of Business Development since March 2000. From January 1999 to February 2000 Mr. Keane served as Vice President of Business Development for Gresham Computing, Inc. a publicly traded application software and consulting company. From 1992 to January 1999 Mr. Keane served on the founding management team of Cyrano, Inc. (a subsidiary of Cyrano SA) a French publicly traded enterprise database optimization software company. From 1988 to1992 Mr. Keane served as a Vice President of Spacetec IMC, Inc. a provider of CAD/CAM solutions. Mr. Keane received a Bachelor of Arts degree from Colgate University. Mr. Keane is 46 years old.

Paul McNulty Sr. Vice President and Chief Marketing Officer	Mr. McNulty has served as our Senior Vice President and Chief Marketing Officer since January 2008. From 2004 to 2008 Mr. McNulty served as Vice President of Worldwide Marketing at Progress Software, a publicly traded global supplier of application infrastructure software. From 2000 to 2004 Mr. McNulty served as Vice President at Pegasystems, a Nasdaq Global Market listed software provider in business process management. Prior to that Mr. McNulty held various marketing positions, including working at Lotus Development Corporation from 1989 to 1998 where he served most recently as Vice President, Product Marketing. Mr. McNulty received a Bachelor of Arts from Merrimack College and a Masters in marketing and finance from Babson College. Mr. McNulty is 53 years old.

Eric Schnadig Sr. Vice President of Worldwide Sales	Mr. Schnadig has served as our Senior Vice President of Worldwide Sales since February 2006. Mr. Schnadig was our Vice President of Worldwide Sales from October 2004 to February 2006. Mr. Schnadig was our Vice President, America Sales from March 2001 to October 2004 and our Vice President of Sales from August 1999 to March 2001. Since November 2007, Mr. Schnadig has served as a director for a privately-held provider of customer experience management software. From 1991 to 1999, Mr. Schnadig held various sales and marketing positions at Kenan Systems Corporation, including Director of Business Development, in which capacity he was responsible for managing North American sales for Kenan. Mr. Schnadig received a Bachelor of Arts from Swarthmore College. Mr. Schnadig is 42 years old.

David Sweet Sr. Vice President, Corporate Development	Mr. Sweet has served as our Senior Vice President, Corporate Development since October 2006. From October of 2006 through March 2007 Mr. Sweet also served as our General Manager, Internet Marketing Services Group. Mr. Sweet was our Vice President of Corporate Development from April 2005 to October 2006. From November 2003 to April 2005, Mr. Sweet acted as a consultant and pursued other business ventures. Mr. Sweet co-founded Swingtide, Inc., a management consulting firm in September 2001 and served as their Chief Executive Officer from September 2001 to November 2003. Mr. Sweet was also a co-founder of Bowstreet, Inc., a provider of portal-based tools and technology, and was their vice president of business development from June 1997 to November 2000. Since December 2008, Mr. Sweet has served as a director for a privately-held on-line advertising and brokerage platform company. Mr. Sweet received a Bachelor of Arts in International Relations from Lewis and Clark College. Mr. Sweet is 45 years old.

Richard Welch Sr. Vice President, Global Services	Mr. Welch has served as our Senior Vice President, Global Services since May 2007. From November 2005 to March 2007, Mr. Welch served as Senior Vice President, Development Solutions Division for RSA Security Inc. a provider of information management security acquired by EMC Corporation in 2006. From August 2003 to November 2005 he served as Vice President of Development Solutions and Professional Services and from January 1998 to August 2003 as Vice President Professional Services for RSA. Mr. Welch served as Vice President of Professional Services from October 1996 to November 1997 for Genesys Software Corporation, a provider of Human Resources and Payroll software solutions. He also served in various IT and services related capacities from July 1979 to September 1996 with Digital Equipment Corporation. Mr. Welch received a Bachelor of Sciences degree in Business Administration from the University of New Hampshire. Mr. Welch is 51 years old.

Vivian Vitale Sr. Vice President, Human Resources	Ms. Vitale has served as our Senior Vice President of Human Resources since November 2008, Ms. Vitale was our Vice President of Human Resources from July 2008 to November 2008. From June 1996 to March 2007, Ms. Vitale served as Senior Vice President, Human Resources and Corporate Officer at RSA SecurityInc., a provider of information management security acquired by EMC Corporation in 2006. From July 1994 to June 1996, Ms. Vitale held the position of Corporate Director, Human Resources at NEBS, Inc, now known as Deluxe Pinpoint. From February 1993 to July 1994, Ms. Vitale worked as an independent contractor. From February 1983 to February 1993, Ms. Vitale held several positions at Prime Computer/Computervision Corporation including Director of Human Resources. Ms. Vitale holds an undergraduate degree in Speech Communication from the University of Connecticut and a Master’s degree in Corporate and Political Communication from Fairfield University. Ms. Vitale is 55 years old.

Compensation Discussion and Analysis

Overview and Compensation Philosophy

The primary objectives of our compensation committee and our board of directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business objectives and to align the incentives of our executives with the creation of value for our stockholders. The compensation committee implements and maintains compensation plans to achieve these objectives. These plans and our compensation policies combine base salary and standard benefits with cash bonuses and equity incentives. Annual incentive cash bonuses are tied to company financial performance goals and individual performance goals. In determining total compensation, we do not have a formula for allocating between cash and non-cash compensation. We try, however, to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for growth through our stock option and other equity incentive programs. We intend to implement total compensation packages for our executive officers in line with the median competitive levels of comparable public companies with an emphasis on slightly higher long-term equity incentives to align the interests of our executives with those of our stockholders and to increase the likelihood of retention.

Our current executive compensation policies and objectives were developed and implemented by our compensation committee, which consists of three independent directors. One of the roles of the compensation committee under its charter is to review and approve compensation decisions relating to our executive officers. Compensation arrangements regarding our named executive officers other than Mr. Lee were recommended by Mr. Lee and approved by the compensation committee.

In connection with the establishment of executive compensation levels for fiscal 2008, the compensation committee engaged an independent compensation consultant, Watson Wyatt, to review and evaluate the elements of our executive compensation program, including base salaries, target bonus levels and equity ownership. As part of this evaluation, Watson Wyatt primarily analyzed national pay surveys of public software and high technology companies to provide a comparative basis for our compensation practices and established base salary, bonus and long-term equity guidelines for our executives. Watson Wyatt then compared the total cash compensation of the survey data peer group in the 50th percentile to total cash compensation of our positions that matched positions in the survey group. Based on this analysis, three of our named executive officers (Mr. Goldwasser (-7%), Mr. Schnadig (-10%) and Mr. Sweet (-8%)) were below the median, and one of our named executive officers (Mr. Welch (4%)) was above the median. Mr. Lee was measured against two peer groups where he was above the median (1%) when compared to other company founders and below the median (-18%) when compared to non-founders.

The compensation committee factored this market data into its overall compensation analysis and, based on performance during fiscal 2007 (as described below) and for retention purposes, recommended increased total cash compensation for the following executive officers for fiscal 2008: Mr. Lee, a 9% increase in total cash compensation, including an increase in base salary of $25,000 to $350,000 and an increase in target cash bonus of $30,000 to $280,000; Mr. Goldwasser, a 9% increase in total cash compensation, including an increase in base salary of $12,500 to $262,500 and an increase in target bonus of $21,250 to $131,250; Mr. Schnadig, a 10% increase in total cash compensation, including a $20,000 increase in base salary to $220,000 and an increase in target bonus of $20,000 to $220,000; Mr. Welch, a 4% increase in total cash compensation, including an increase in base salary of $9,000 to $239,200 and an increase in target bonus of $5,000 to $119,600, Mr. Sweet, a 9% increase in total cash compensation including a $9,000 increase in base salary to $234,000 and an increase in target bonus of $18,000 to $78,000.

Other than our retention of Watson Wyatt, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. Going forward, we expect that our compensation committee will continue to engage a compensation consulting firm to provide advice and resources to our compensation committee.

Elements of Compensation

Executive compensation consists of the following elements:

•	base salary;

•	annual incentive cash bonuses;

•	equity incentive awards; and

•	benefits and other compensation.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee has established these allocations for each executive officer on an annual basis. Our compensation committee establishes cash compensation targets based primarily upon benchmarking data as well as the performance of the individual executive. Our compensation committee establishes non-cash compensation based upon benchmarking data, the performance of the individual executive, the executive’s equity ownership percentage and the amount of their equity ownership that is vested equity. In the future, we expect that our compensation committee will continue to use benchmarking data for cash compensation as well as executive annual equity grants. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Base Salaries.  Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Except with respect to Mr. Lee, one of our co-founders, initial base salaries for our executives typically have been set in our offer letter to the executive at the outset of employment. None of our executives are currently party to employment agreements that provide for automatic or scheduled increases in base salary. However, the compensation committee reviews annually the base salary for each executive officer, together with other components of compensation, based on an assessment of the executive’s performance and compensation trends in our industry.

In establishing base salaries for our named executive officers for fiscal 2008, our compensation committee took into account a number of factors, including each named executive’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data provided by Watson Wyatt. For fiscal 2008, the base salaries of Mr. Lee and Mr. Goldwasser were increased by 8% and 5%, respectively. Our compensation committee determined that Mr. Lee had performed well over several years, guiding our company through an initial public offering in August 2005 and producing an increase in revenue in fiscal year 2007 from fiscal year 2006. Our compensation committee determined to increase Mr. Lee’s base salary to $350,000 for fiscal 2008. Our compensation committee determined that Mr. Goldwasser performed well in fiscal 2007, continuing to improve the company’s financial and administrative support infrastructure, hiring key financial executives and implementing certain automated finance and administrative systems. Our compensation committee determined to increase Mr. Goldwasser’s base salary to $262,500, which placed him 2% above the median of the benchmarked group. Our compensation committee also concluded that Mr. Schnadig had performed well increasing sales revenues, expanding our channel marketing relationships and establishing our company as a leader in the web analytics field. Accordingly, our compensation committee determined to increase his base salary to $220,000, which placed him 15% below the median of the benchmark group. Our compensation committee determined that Mr. Welch had contributed to our company’s success since joining in May 2007, increasing global services revenues and margin and expanding the professional services team through strategic hiring. Our compensation committee determined to increase Mr. Welch’s base salary to $239,200, which placed him 6% above the median of the benchmark group. Our compensation committee determined to increase Mr. Sweet’s base salary to $234,000, which was 6% above the median of the benchmark group. The committee considered Mr. Sweet’s accomplishments during the preceding fiscal year and determined that he had performed well as interim general manager of internet marketing and in completing our acquisition of MarketingCentral in which Mr. Sweet played an integral role.

In addition, taking into account a number of factors, including current sales and expense data associated with our business, projections for future sales and our desire to reduce anticipated expenses due in part to the macro-economic climate in December 2008, our compensation committee set base salaries for the named executive officers for fiscal year 2009 that were equivalent to those set in 2008 as follows: Mr. Lee, $350,000; Mr. Schnadig, $220,000; Mr. Welch, $239,200; and Mr. Sweet, $234,000. In October 2008 we hired Kevin P. Shone as our Senior Vice President and Chief Financial Officer replacing Mr. Goldwasser who resigned in August 2008. Mr. Shone’s offer of employment included a base salary of $250,000, comparable to the base salary previously earned by Mr. Goldwasser taking into consideration Mr. Shone’s prior experience and the market-pricing for the position.

Annual Incentive Cash Bonuses.  We use annual incentive cash bonuses to motivate our named executive officers to achieve and exceed specified goals. Each executive is provided with a target annual incentive cash bonus for the fiscal year and the level of actual bonus paid is based on the achievement of company financial performance goals and individual executive goals relating to the executive’s area of responsibility. Our compensation committee works with our chief executive officer to develop corporate financial targets and individual executive goals. The targets and goals are generally designed to be aggressive and, as was the case in fiscal 2008, we do not expect that all of the goals will be fully achieved.

The total pool available for payment of incentive cash bonuses to executives other than Mr. Schnadig and Mr. Welch is determined by the achievement of certain company financial performance goals, and the actual bonus paid from the pool is determined by the executive’s performance against individual goals. For fiscal 2008, as provided in our Fiscal Year 2008 Executive Incentive Plan, our financial performance goals were based on achievement of adjusted operating income. Adjusted operating income is operating income before targeted bonus payments, and excluding share-based compensation expense, amortization of expenses, and amortization of intangibles related to acquisitions. At 100% achievement of target adjusted operating income, the total pool available for payment of bonuses to executive officers would equal 100% of the aggregate target bonuses. Overachievement or underachievement of adjusted operating income would increase or decrease, as appropriate, the total available bonus pool. However, failure to achieve a minimum threshold of the previous year’s adjusted operating income would result in a total pool equal to 50% of the aggregate target pool, unless our compensation committee exercised its discretion to adjust the size of the pool.

For fiscal 2008, we did not achieve the minimum threshold of adjusted operating income resulting in funding a total pool equal to 50% of the aggregate target pool under our incentive cash bonus plan for our executives other than Mr. Schnadig and Mr. Welch.

The table below shows for each named executive officer, the target annual incentive bonus and actual bonus paid for fiscal 2008.

	FY 2008 Target	FY 2008 Cash
Name and Position	Cash Bonus	Bonus Paid

Yuchun Lee,	$280,000	$140,000
Chief Executive Officer and Chairman
Ralph Goldwasser,	$131,250	$65,625
Senior Vice President and Chief Financial Officer
Eric Schnadig,	$220,000	$171,357
Senior Vice President of Worldwide Sales
Richard Welch,	$119,600	$58,706
Senior Vice President Global Services
David Sweet,	$78,000	$39,000
Senior Vice President of Corporate Development

For fiscal 2008, the compensation committee set Mr. Lee’s target annual incentive cash bonus at $280,000, or 80% of his base salary. The committee based this target on a number of factors, including Mr. Lee’s overall performance in preceding fiscal years, and peer company data. With a base salary of $350,000 and target cash incentive of $280,000, Mr. Lee’s total cash compensation was 8% above the median of the benchmarked data for total cash compensation when compared to other company founders and

11% below the median of the benchmarked data for total cash compensation when compared to non-founders. Mr. Lee’s target cash incentive as a percentage of base salary was 80% compared to the median of 73% for other company founders and 87% for non-founders. The compensation committee does not set pre-determined individual goals for Mr. Lee as it does for the other named executive officers, but rather the committee evaluates Mr. Lee’s overall performance and the company’s performance as a whole to determine Mr. Lee’s bonus achievement. The committee determined that although Mr. Lee performed well in fiscal 2008, Unica’s underperformance with respect to adjusted operating income as well as concerns related to the macro-economic environment dictated awarding Mr. Lee the minimum amount payable under our pre-established executive compensation program, 50% of his target, which was consistent with the percentage of target bonuses that were received by most other executives and employees. Specifically, the committee determined that Mr. Lee had successfully increased revenue, had made significant progress in increasing our on-demand and MRM business models and had achieved important market recognition as a “leader” in several important markets but had failed to reach the benchmarks the committee had set forth for adjusted gross income. In awarding Mr. Lee’s bonus, the compensation committee also considered Mr. Lee’s significant contribution to the overall past success of the business. The compensation committee paid Mr. Lee an aggregate cash bonus payment of $140,000 in two installments of $70,000 each in May and November 2008.

The compensation committee set Mr. Goldwasser’s target annual incentive cash bonus at $131,250, or 50% of his base salary. The committee based this target on a number of factors, including the nature of his role and responsibilities, his experience level, peer company data, and Mr. Goldwasser’s performance in fiscal 2007. With a base salary of $262,500 and target cash incentive of $131,250, Mr. Goldwasser’s total cash compensation was 2% above the median of the benchmarked data, while Mr. Goldwasser’s target bonus as a percentage of his base salary was equivalent to the median of 50% established by the benchmark data. In May 2008, Mr. Goldwasser received a $32,813 payment, or 25% of his fiscal 2008 bonus target. In July 2008, the compensation committee approved an additional cash bonus payment of $32,813 payable in connection with Mr. Goldwasser’s August 2008 resignation. Collectively, these two payments represented a payout of 50% of Mr. Goldwasser’s target bonus for fiscal 2008. The committee approved the payment in recognition of the fact that Mr. Goldwasser’s assistance, post-termination, would be critical to support the company in transitioning Mr. Goldwasser’s duties to the newly hired chief financial officer, Kevin Shone.

The compensation committee set Mr. Schnadig’s target annual incentive cash bonus at $220,000, or 100% of his base salary. The committee based this target on a number of factors, including Mr. Schnadig’s performance over previous fiscal years, the nature of his role and his experience level, and the committee’s desire to provide Mr. Schnadig with a significant incentive compensation component in order to focus Mr. Schnadig on increasing the company’s license revenue. With a base salary of $220,000 and target cash incentive of $220,000, Mr. Schnadig’s total cash compensation was at the median of the benchmarked data, while Mr. Schnadig’s target bonus as a percentage of his base salary was 100% compared to the median of 75%. 75% of Mr. Schnadig’s target bonus, or $165,000, was based solely on quarterly achievement of bookings targets, which in the aggregate were equivalent to the company bookings target. Bookings are an internal measurement primarily related to the contract value of new license agreements including first year maintenance, and services revenue. In total, Mr. Schnadig received $143,857 in bonuses tied solely to achievement of bookings targets. The remaining 25% of Mr. Schnadig’s bonus, or $55,000, was tied to the achievement of individual goals, which included increasing sales productivity worldwide, further developing channel partnerships with marketing service providers and other distributors, and expanding our on-demand services business which became a strategic area of growth for our company. The compensation committee determined to award Mr. Schnadig $27,500, or 50% of the portion of his bonus tied to individual goals, based on the achievement of such individual goals. Mr. Schnadig’s aggregate bonus of $171,357 represented a payout of approximately 78% of his target incentive cash bonus. Mr. Schnadig’s bonus was paid quarterly, as follows: first quarter, $35,158; second quarter, $35,795; third quarter, $37,993; and fourth quarter, $62,410.

The compensation committee set Mr. Welch’s target annual incentive cash bonus at $119,600, or 50% of his base salary. The committee based this target on a number of factors, including Mr. Welch’s performance since joining the company in May 2007, the nature of his role and his experience level, and the committee’s desire to provide Mr. Welch with a significant incentive compensation component in order to focus Mr. Welch on increasing services revenue. With a base salary of $239,200 and target cash incentive of $119,600, Mr.Welch’s total cash compensation was 9% above the median of the benchmarked data, while Mr. Welch’s target bonus as a percentage of his base salary was 50% compared to the median of 47%. 25% of Mr. Welch’s bonus, or $29,900, was based solely on quarterly achievement of services revenues. An additional 25% of Mr. Welch’s bonus, or $29,900 was based solely on achieving a quarterly services margin number that was set by our compensation committee. Mr. Welch received $28,806 in bonuses tied to achievement of services revenue and margin. 50% of Mr. Welch’s bonus or $59,800 was tied to the achievement of individual goals, which included increasing the sale of services worldwide and building out a professional services team. The compensation committee determined to award Mr. Welch 50% of the portion of his bonus tied to individual goals, based on the achievement of such individual goals or $29,900. Mr. Welch’s aggregate bonus of $58,706 represented a payout of approximately 49% of his target incentive cash bonus. Mr. Welch’s bonus was paid quarterly, as follows: first quarter, $7,212; second quarter, $23,640; third quarter, $8,972; and fourth quarter, $18,881.

The compensation committee set Mr. Sweet’s target annual incentive cash bonus at $78,000, or 33% of his base salary. The committee based this target on a number of factors, including Mr. Sweet’s performance in prior years, including his performance relating to acquisitions, the nature of his role and his experience level, and peer company data. With a base salary of $234,000 and target cash incentive of $78,000, Mr. Sweet’s total cash compensation was 4% below the median of the benchmarked data, while Mr. Sweet’s target bonus as a percentage of his base salary was 33% compared to the median of 48%. In May 2008, Mr. Sweet received a $19,500 payment, or 25% of his fiscal 2008 bonus target. In November 2008, the compensation committee approved an additional cash bonus payment of $19,500 representing the final 25% payment of his fiscal 2008 bonus target. Collectively, these two payments represented an aggregate payout of 50% of Mr. Sweet’s target bonus for fiscal 2008. The compensation committee based its decision on Mr. Sweet’s successful achievement of his individual goals, which included leading our company’s three year strategic planning initiatives and communicating that plan throughout our company. The committee concluded that Mr. Sweet achieved approximately 50% of these goals and as a result awarded Mr. Sweet a bonus equal to 50% of his target

In addition, in December 2008, our compensation committee, taking into account a number of factors, including current sales and expense data associated with our business, projections for future sales and our desire to reduce anticipated expenses due in part to the macro-economic environment, set target cash incentive bonuses for most named executive officers for fiscal 2009 that were equivalent to those set for fiscal 2008 as follows: Mr. Lee, $280,000; Mr. Schnadig, $220,000; and Mr. Welch, $119,600. However, the committee recognized that Mr. Sweet’s 2008 target cash incentive bonus at only 33% of his base salary did not provide the proper incentive and was not commensurate with the ratios of other company executive base salary to target cash incentives. Accordingly, the committee determined to raise Mr. Sweet’s target cash incentive bonus for fiscal 2009 to $93,600, or 40% of Mr. Sweet’s base salary. In October 2008 we hired Kevin P. Shone as our senior vice president and chief financial officer to replace Mr. Goldwasser, who had resigned in August 2008. Mr. Shone’s offer of employment included a cash incentive bonus of $100,000, which is comparable to the cash incentive bonus previously earned by Mr. Goldwasser and takes into consideration Mr. Shone’s level of experience.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. Pursuant to our 2005 Stock Incentive Plan, as amended, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards and other stock-based equity awards at the discretion of our compensation committee. Since our initial public offering in August 2005, we have made grants of both stock options and restricted stock units, or RSUs, to our executives.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants increases executive retention by providing an incentive to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and, with respect to executives other than our chief executive officer, the recommendations of our chief executive officer.

We typically make an initial equity award of stock options and/or restricted stock to new executives in connection with the start of their employment, and we also typically make one annual performance grant of equity per year to employees and executives. Grants of equity awards to executives are all approved by our board of directors or our compensation committee. Stock options are granted based on the fair market value of our common stock on the date of grant, while RSUs are granted at a price per share of $0.01. Historically, the stock options we have granted to our executives have vested as to 25% of such awards at the end of the first year and in equal quarterly installments over the succeeding three years, while RSUs have historically vested in equal annual installments over four years. We believe that given the higher intrinsic value of RSU awards, having a different vesting schedule than options where RSUs only vest once per year provides a stronger retention vehicle. This executive officer vesting schedule is consistent with the vesting of stock options and RSUs granted to other employees.

In determining the equity awards for each of the executives set forth on the Fiscal 2008 Grants of Plan-Based Awards table below, our board of directors and compensation committee took into account company performance, the applicable executive’s performance and, for the March 2008 grant, the equity guidelines recommended by Watson Wyatt. In March 2008, our board of directors determined that overall company performance had been strong in 2007 and that Mr. Lee, Mr. Goldwasser, Mr. Schnadig, Mr. Sweet and Mr. Welch each had performed well. In making these grants, our compensation committee also considered prior equity grant history, the portion of the prior equity grants that had not yet vested, and their value as a retention tool. As a result, in March 2008, our board of directors granted Mr. Lee 60,000 stock options and granted Mr. Schnadig 12,500 stock options and 12,500 RSUs. In addition, our board of directors also granted Mr. Goldwasser and Mr. Welch 10,000 stock options and 10,000 RSUs and granted Mr. Sweet 10,000 RSUs.

Although we do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information, we do have a policy of only approving stock option grants at regularly scheduled meetings of our board of directors or compensation committee. We believe this policy ensures the consistent timing and pricing of stock option grants. RSU awards are typically made in connection with an executive’s hire, and then once per year, usually in the beginning of each calendar year, although in 2008 this annual grant was made in March at our regularly scheduled meeting of our board of directors.

In addition, in December 2008, our compensation committee taking into account a number of factors, including company performance, the applicable executive’s performance, equity guidelines recommended by Watson Wyatt, the amount of equity previously awarded to the executive, the vesting of such awards and, with respect to executives other than our chief executive officer, the recommendations of our chief executive officer, granted equity compensation for the named executive officers for fiscal 2009 as follows: Mr. Lee, 50,000 stock options and 50,000 RSUs; Mr. Schnadig, 30,000 stock options and 30,000 RSUs; Mr. Welch, 25,000 stock options and 25,000 RSUs; and Mr. Sweet, 25,000 stock options and 25,000 RSUs. In October 2008 we hired Kevin P. Shone as our senior vice president and chief financial officer replacing Mr. Goldwasser who had resigned in August 2008. Mr. Shone’s offer of employment included equity compensation commensurate with Mr. Shone’s experience of 50,000 stock options and 50,000 RSUs. The grants of equity awards to our executives were all approved by our compensation committee. The stock options were granted based on the fair market value of our common stock on the date of grant, while RSUs were granted at a price per share of $0.01.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance program, and maternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we lease a car for Mr. Schnadig at a cost of $15,921 per year, including related expenses.

Change in Control.  In December 2008, our Compensation Committee approved the adoption of a form of executive retention agreement, the provisions of which establish benefits to our executive officers in the event of a termination of employment following a change in control of our company. The agreements are primarily intended to reinforce and encourage the continued employment and dedication of our key personnel without distraction from the possibility of a change in control and related events and circumstances.

In general, the retention agreements provide that if a “change in control” (as defined in such agreements) occurs and the executive’s employment with us or our successor is terminated by us or our successor, other than for “cause, disability or death,” or by the executive for “good reason” (as those terms are defined in the agreements) within 12 months following a change in control of our company, then the executive would be entitled to the following benefits:

•	Accelerated vesting of (i) 75% of the executive’s unvested equity awards (inclusive of any accelerated vesting provided for in the 2005 Stock Incentive Plan, as amended) if the executive has been employed by us for at least one year but less than two years or (ii) 100% of the executive’s unvested equity awards if the executive has been employed by us for at least two years, except that the agreement for Kevin P. Shone, our Chief Financial Officer, will provide for 100% vesting if Mr. Shone has been employed for at least one year;

•	Cash severance payments equal to the sum of (i) the executive’s highest base salary in effect during the 12 month-period preceding the change in control and (ii) the executive’s target annual cash bonus in effect at the time of the change in control;

•	Continuation of health care benefits for a period of 12 months following termination of employment; and

•	Payment in cash of salary and unused vacation accrued through the termination date and a pro rata portion of the executive’s previous year’s bonus based on the termination date.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other executive officers whose compensation is required to be disclosed in the proxy statement by virtue of the officer being among the three most highly compensated officers other than the chief executive officer or chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that such section be included in this proxy statement and incorporated by reference in Unica Corporation’s annual report on Form 10-K for the fiscal year ended September 30, 2008.

By the Compensation Committee of the Board of Directors

Aron J. Ain, Chair
Bruce R. Evans
James A. Perakis

Executive Officer Compensation

The following tables provide information regarding the compensation arrangements for fiscal 2007 and 2008 for the following persons, whom we refer to as our named executive officers:

•	Yuchun Lee, who has served as our Chief Executive Officer and Chairman since October 2004;

•	Ralph Goldwasser, who served as our Senior Vice President and Chief Financial Officer from February 2006 until August 2008;

•	Eric Schnadig, David Sweet and Richard Welch, our three other most highly compensated executive officers who served as executive officers as of September 30, 2008.

Summary Compensation Table

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)		($)

Yuchun Lee(3)	2008	350,000	53,854	77,971	140,000	4,554	(4)	626,379
Chief Executive Officer and Chairman	2007	320,833	34,717	30,790	195,000	1,500	(4)	582,840
Ralph Goldwasser	2008	228,598	316,437	145,273	32,812	242,599	(5)	965,719
Sr. Vice President and Chief Financial Officer	2007	248,333	189,886	141,426	99,000	1,500	(4)	680,145
Eric Schnadig	2008	220,000	125,290	198,240	171,357	23,832	(6)	738,719
Sr. Vice President of Worldwide Sales	2007	200,000	102,661	162,812	178,146	15,145	(7)	658,764
David Sweet	2008	234,000	59,582	232,403	39,000	3,754	(4)	568,739
Sr. Vice President Corporate Development	2007	219,167	51,309	244,010	63,750	1,500	(4)	579,736
Richard Welch(8)	2008	239,000	166,107	77,176	58,706	512	(4)	541,501
Sr. Vice President, Global Services	2007	83,744	52,762	23,804	37,430	—		197,740

(1)	Amounts represent compensation relating to restricted stock units or stock options granted under our 2005 Stock Incentive Plan, as amended. Amounts shown do not reflect compensation actually received by the executive, but rather expense that we recognized in fiscal 2007 and fiscal 2008 for financial statement reporting purposes in accordance with FAS 123(R). For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal years ended September 30, 2007 and September 30, 2008, filed with the SEC on January 7, 2008 and December 15, 2008, respectively. See the narrative disclosure below under “Grants of Plan-Based Awards in Fiscal 2008” for a description of the material terms of restricted stock unit and option awards granted under our 2005 Stock Incentive Plan, as amended.

(2)	The amounts disclosed in this column were all awarded under our Fiscal Year 2007 and Fiscal Year 2008 Executive Incentive Plans. These amounts were earned in either fiscal 2007 or fiscal 2008 but portions were paid after the conclusion of those fiscal years. The amount of eligible target bonus is established by the compensation committee of our board of directors each year in its discretion. The Fiscal Year 2008 Executive Incentive Plan as well as the incentive plan for Mr. Schnadig are described in the section of this proxy statement entitled “Compensation Discussion and Analysis”.

(3)	Mr. Lee is also a member of our board of directors, but does not receive any additional compensation in his capacity as director.

(4)	Consists of matching contributions by our company under its 401(k) plan. Our plan prior to January 1, 2008 provided for a dollar for dollar match up to the first $1,500 contributed by an employee. The company contributions were immediately funded. After January 1, 2008, the plan was amended to provide for a company contribution equal to 33% of the first 6% contributed by the employee. The company contribution under the amended plan is funded quarterly.

(5)	In addition to the company contribution under our 401(k) plan of $4,554, includes: (a) $3,357 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq Global Market at the close of trading on the purchase date and the price actually paid for the shares by the employee (e.g. 15% less than fair market value); (b) $196,875 in salary continuation as specified in the transition agreement entered between Mr. Goldwasser and our company on July 8, 2008 (“Transition Agreement”); (c) $32,812 in bonus payments as specified in the Transition Agreement; and (d) $5,000 reimbursement for outplacement services as specified in the Transition Agreement. The Transition Agreement also specified that Mr. Goldwasser would retain his laptop computer and Blackberry handheld device which values are not reflected, as a precise value for such items cannot be determined, but are believed to be less than $5,000 in total value.

(6)	In addition to the matching contribution under our 401(k) plan of $4,554, includes: (a) $3,357 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq stock market at the close of trading on the purchase date and the price actually paid for the shares by the employee (e.g. 15% less than fair market value); and (b) $15,921 in benefit derived from payment of Mr. Schnadig’s automobile lease by our company and related expenses.

(7)	In addition to our matching contribution under our 401(k) plan of $1,500, includes $13,645 in benefit derived from payment of Mr. Schnadig’s automobile lease and expenses by our company.

(8)	Mr. Welch joined our company on May 22, 2007.

Fiscal 2008 Grants of Plan-Based Awards

				Option Awards:
		Stock Awards:		Number of	Exercise or Base	Grant Date Fair
		Number of Shares of		Securities	Price of Option	Value of Stock and
	Grant	Stock or Units		Underlying Options	Awards	Option Awards
Name	Date	(#)		(#)	($/Sh)(1)	($)(2)

Yuchun Lee	3/7/08	—		60,000 (3)	6.46	162,150
Ralph Goldwasser	3/7/08	10,000	(4)	10,000 (5)	6.46	91,625
Richard Welch	3/7/08	10,000	(6)	10,000 (3)	6.46	128,325
	5/20/08	5,000	(7)
Eric Schnadig	3/7/08	12,500	(6)	12,500 (3)	6.46	114,531
David Sweet	3/7/08	10,000	(6)	—	—	64,600

(1)	The exercise price per share of each option is equal to the fair market value of our common stock on the date of grant, determined by reference to the closing sale price of our common stock on such date.

(2)	Amounts shown reflect the full grant date fair value of each restricted stock unit or option award, computed in accordance with FAS 123(R).

(3)	Reflects the number of shares of common stock underlying options granted during fiscal 2008 under our 2005 Stock Incentive Plan, as amended. The options vest and become exercisable over a four-year period with 12.5% of the shares vesting on June 1, 2008 and the remainder vesting at a rate of 6.25% per quarter thereafter.

(4)	Reflects the number of restricted stock units granted during fiscal 2008 under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting.

Under the original grant, the restricted stock units were scheduled to vest over a four-year period at a rate of 25% per year, commencing on December 1, 2008. However, on July 8, 2008 our company entered into a Transition Agreement with Mr. Goldwasser that in part provided for an accelerated vesting schedule for certain stock awards. Under the Agreement, the stock award of 10,000 RSUs granted on March 7, 2008 vested as to 19.8%, or 1,980 shares, on August 15, 2008.

(5)	Reflects the number of shares of common stock underlying options granted during fiscal 2008 under our 2005 Stock Incentive Plan, as amended. Under the original agreement, the options were scheduled to vest and become exercisable over a four-year period with 12.5% of the shares vesting on June 1, 2008 and the remainder vesting at a rate of 6.25% per quarter thereafter. However, on July 8, 2008 our company entered into a Transition Agreement with Mr. Goldwasser that in part provided for an accelerated vesting schedule for certain option awards. Under the Agreement, the option award of 10,000 non-qualified stock options granted on March 7, 2008 vested as to 5.2%, or 520 shares, on August 15, 2008.

(6)	Reflects the number of restricted stock units granted during fiscal 2008 under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on December 1, 2008.

(7)	Reflects the number of restricted stock units granted during fiscal 2008 under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on June 1, 2009.

Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the restricted stock units vest. Restricted stock unit awards to our executive officers generally vest in annual installments over four years. Upon termination of employment, unvested restricted stock units automatically terminate and will be forfeited. Until shares of common stock are delivered at the time the restricted stock units vest, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the restricted stock units may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive’s employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which will be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination.

Stock options granted to our executives typically vest with respect to 25% of the number of shares covered by the option on the first anniversary of the date of grant and with respect to 6.25% of the number of shares covered by the option quarterly thereafter. The term of the options is typically between six and ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. Upon termination of employment, the right to exercise the option will terminate three months after cessation of employment. The option is exercisable within one year following the date of death of the recipient by an authorized transferee, and if the recipient becomes disabled, the option will be exercisable until the expiration date of the option.

See the section of this proxy statement entitled, “Potential Payments Upon Termination or Change in Control” for a description of the effect of a change in control on the vesting schedules of stock options and restricted stock units granted to executive officers.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	have not		have not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)

Yuchun Lee	33,333			3.30	10/23/2012	15,000	(2)	117,600
	185,000			3.00	7/23/2013
	61,666			3.00	10/23/2012
	11,250	48,750	(3)	6.46	3/7/2014
	17,500	22,500	(4)	11.40	3/6/2013
Ralph Goldwasser	1770	—	(5)	6.46	5/15/2009 (6)
	62,500	—		12.90	5/15/2009 (6)	—	(7)	—
Eric Schnadig	66,666	—		3.36	1/22/2014	10,000	(8)	78,400
	2,344	10,156	(9)	6.46	3/7/2014	15,000	(10)	117,600
	18,414	1,251	(11)	9.00	1/27/2015	12,500	(12)	98,000
	335	—	(13)	9.00	1/27/2015
	35,000	45,000	(4)	11.40	3/6/2013
	25,000	15,000	(14)	12.90	2/14/2012
David Sweet	27,500	12,500	(15)	10.00	8/2/2015	15,000	(16)	117,600
	61,875	8,125	(15)	10.00	8/2/2015	10,000	(17)	78,400
	17,500	22,500	(18)	11.46	10/31/2012
Richard Welch	1,875	8,125	(19)	6.46	3/7/2014	30,000	(20)	235,200
	12,500	27,500	(21)	16.14	5/22/2013	10,000	(22)	78,400
						5,000	(23)	39,200

(1)	The value is based on the closing sale price for our common stock as reported by the Nasdaq Global Market on September 30, 2008, the last trading day of fiscal 2008, which was $7.84.

(2)	These restricted stock units were granted on March 6, 2007 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2007.

(3)	This option was granted on March 7, 2008. This option vested as to 12.5% of the shares on June 1, 2008 and the remainder vest at a rate of 6.25% per quarter thereafter.

(4)	This option was granted on March 6, 2007. This option vested as to 12.5% of the shares on June 1, 2007 and the remainder vest at a rate of 6.25% per quarter thereafter.

(5)	On July 8, 2008 our company entered into a Transition Agreement with Mr. Goldwasser that in part provided for an accelerated vesting schedule for certain option awards. Under the Agreement, the option award of 10,000 non-qualified stock options granted on March 7, 2008 vested as to 5.2%, or 520 shares, on August 15, 2008.

(6)	On July 8, 2008 our company entered into a Transition Agreement with Mr. Goldwasser that in part provided for Mr. Goldwasser to have the ability to exercise any vested non-qualified stock options for a period of nine (9) months after August 15, 2008.

(7)	On July 8, 2008 our company entered into a Transition Agreement with Mr. Goldwasser that in part provided for an accelerated vesting schedule for certain stock awards. Under the Agreement, the award of 50,000 RSUs granted on February 14, 2006 vested as to 12.5%, or 6,250 shares, on August 15, 2008; the award of 20,000 RSUs granted on May 22, 2007 vested as to 5.2%, or 1,040 shares, on August 15, 2008;

and the award of 10,000 RSUs granted on March 7, 2008 vested as to 19.8%, or 1,980 shares, on August 15, 2008.

(8)	These restricted stock units were granted on February 14, 2006 and vest over a four-year period at a rate of 25% per year, commencing on February 14, 2007.

(9)	This option was granted on March 7, 2008. This option vested as to 12.5% of the shares on June 1, 2008 and the remainder vest at a rate of 6.25% per quarter thereafter.

(10)	These restricted stock units were granted on March 6, 2007 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(12)	These restricted stock units were granted on March 7, 2008 and vest at a rate of 25% per year, commencing on December 1, 2008.

(13)	This option was granted on January 27, 2005 and is fully vested.

(14)	This option was granted on February 14, 2006 and vests over a four-year period at a rate of 6.25% per quarter from that date.

(15)	This option was granted on August 2, 2005. This option vested as to 25% of the shares on April 25, 2006 and the remainder vest at a rate of 6.25% per quarter thereafter.

(16)	These restricted stock units were granted on October 31, 2006 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(17)	These restricted stock units were granted on March 7, 2008 and vest at a rate of 25% per year, commencing on December 1, 2008.

(18)	This option was granted on October 31, 2006. This option vested as to 2,500 shares on January 31, 2007 and the remainder vest at a rate of 2,500 shares per quarter thereafter.

(19)	This option was granted on March 7, 2008. This option vested as to 12.5% of the shares on June 1, 2008 and the remainder vest at a rate of 6.25% per quarter thereafter.

(20)	These restricted stock units were granted on May 22, 2007 and vest over a four-year period at a rate of 25% per year, commencing on June 1, 2007.

(21)	This option was granted on May 22, 2007. This option vested as to 25% of the shares on May 22, 2007 and the remainder vest at a rate of 6.25% per quarter thereafter.

(22)	These restricted stock units were granted on March 7, 2008 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2008.

(23)	These restricted stock units were granted on May 20, 2008 and vest over a four-year period at a rate of 25% per year, commencing on June 1, 2009.

Option Exercises and Stock Vested During Fiscal 2008

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized on	Number of Shares Acquired	Value Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Yuchun Lee	100,000	472,000	5,000	45,000
Ralph Goldwasser	—	—	26,770	231,228
Eric Schnadig	—	—	10,000	90,000
David Sweet	—	—	5,000	45,000
Richard Welch	—	—	10,000	84,000

(1)	Value realized upon exercise is based upon the market value of our stock at the time of exercise, minus the exercise price.

(2)	Value realized upon vesting is based on the closing price of our common stock on the applicable vesting date.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We do not have formal employment agreements with any of our named executive officers.

As a condition to their employment, each named executive officer entered into a non-competition, non-disclosure and non-solicitation agreement. Pursuant to these agreements, each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after their termination, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

Potential Payments upon Termination or Change in Control

Our 2005 Stock Incentive Plan, as amended, provides that, except to the extent otherwise provided in an agreement evidencing any award, in the event of a change in control, 25% of then unvested shares or options held by any individual, including any executive officer, shall become vested. In addition, under the plan, if the executive officer’s employment is terminated for good reason by the executive officer or without cause by us within 12 months after the change in control, an additional 25% of the unvested shares or options shall become vested. For these purposes, “change in control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity, or (d) the failure of the current directors (or replacement if elected by a majority of the board) to constitute a majority of the board of directors.

In addition, in December 2008, our Compensation Committee approved the adoption of a form of executive retention agreement, the provisions of which establish benefits to our executive officers in the event of a termination of employment following a change in control of our company. The agreements are primarily intended to reinforce and encourage the continued employment and dedication of our key personnel without distraction from the possibility of a change in control and related events and circumstances.

In general, the retention agreements provide that if a “change in control” (as defined in such agreements) occurs and the executive’s employment with us or our successor is terminated by us or our successor, other than for “cause, disability or death,” or by the executive for “good reason” (as those terms are defined in the agreements) within 12 months following a change in control of our company, then the executive would be entitled to the following benefits:

•	Accelerated vesting of (i) 75% of the executive’s unvested equity awards (inclusive of any accelerated vesting provided for in the 2005 Stock Incentive Plan, as amended) if the executive has been employed by us for at least one year but less than two years or (ii) 100% of the executive’s unvested equity awards if the executive has been employed by us for at least two years;

•	Cash severance payments equal to the sum of (i) the executive’s highest base salary in effect during the 12 month-period preceding the change in control and (ii) the executive’s target annual cash bonus in effect at the time of the change in control;

•	Continuation of health care benefits for a period of 12 months following termination of employment; and

•	Payment in cash of salary and unused vacation accrued through the termination date and a pro rata portion of the executive’s previous year’s bonus based on the termination date.

The following table describes, with respect to each of our fiscal 2008 named executive officers, the potential payments, benefits and acceleration of vesting applicable to stock options and other equity awards under our 2005 Stock Incentive Plan, as amended, and the employee retention agreements described above. The amounts shown below assume that the relevant triggering event occurred on September 30, 2008 and that each retention agreement was in effect on September 30, 2008. Actual amounts payable to each named executive officer listed below upon his termination can only be determined definitively at the time of each named executive officer’s actual termination.

		Benefits Payable Upon Termination Without Cause or Resignation for Good
		Reason Within 12 Months after a Change in Control
				Market Value of Stock Vesting on Termination(4)
	Benefits				Employed More
	Payable				Than One Year	Employed
	Upon a				But Less Than	Two Years or
	Change			Employed One	Two Years at	Longer at the
	in	Cash	Healthcare	Year or Less at	the Time of	Time of
	Control	Payments	Benefits	the Time of	Termination	Termination
Name	($) (1)	($) (2)	($) (3)	Termination	($) (5)	($) (6)

Yuchun Lee	46,219	630,000	11,799	—	—	184,875
Ralph Goldwasser	—	—	—	—	—	—
Eric Schnadig	77,004	440,000	10,733	—	—	308,015
David Sweet	49,000	312,000	12,948	—	—	196,000
Richard Welch	88,200	358,800	11,799	—	264,600	—

(1)	Amounts consist entirely of the value of accelerated vesting of 25% of each named executive officer’s unvested equity awards as of the change in control, assuming a change in control date of September 30, 2008 and based on the fair market value of our common stock as of the close of market on September 30, 2008, which was $7.84 per share pursuant to the 2005 Stock Incentive Plan, as amended.

(2)	Represents the sum of (i) the executive’s highest base salary in effect during the 12 month-period preceding September 30, 2008 and (ii) the executive’s target annual cash bonus in effect at the time of the change in control. Such amount is to be paid in a lump sum in cash within 60 days after the date of termination.

(3)	Represents amounts payable for continuation of coverage under our benefit plans for each named executive officer and each named executive officer’s family members. The value is based on the type of insurance coverage we carried for each named executive officer as of September 30, 2008 and is valued at the premiums in effect on September 30, 2008.

(4)	Amounts based on the fair market value of our common stock as of the close of market on September 30, 2008, which was $7.84 per share.

(5)	Amounts consist entirely of the value of accelerated vesting of 75% (inclusive of any accelerated vesting provided for in the 2005 Stock Incentive Plan, as amended) of each named executive officer’s unvested equity awards as of the change in control, pursuant to the executive retention agreements.

(6)	Amounts consist entirely of the value of accelerated vesting of 100% of each named executive officer’s unvested equity awards as of the change in control, pursuant to the executive retention agreements.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2008:

Equity Compensation Plan Information

(c)
Number of Securities
	(a)			Remaining Available
	Number of Securities		(b)	for Future Issuance
	to be Issued		Weighted-Average	Under Equity
	Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding
	Options, Warrants		Options, Warrants	Securities Reflected
Plan category	and Rights		and Rights	in Column(a))

Equity compensation plans approved by security holders	2,452,000	(1)	$8.85	2,395,000	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,452,000	(1)	$8.85	2,395,000	(2)

(1)	Consists of shares issuable under our amended and restated 1993 stock option plan, our 2003 Stock Option Plan and our 2005 Stock Incentive Plan, as amended. However, this amount does not include an aggregate of 998,000 shares of restricted stock unit awards that were unvested as of September 30, 2008 under the 2005 Stock Incentive Plan, as amended and will vest through June 1, 2012.

(2)	Includes 1,614,000 shares issuable under our 2005 Stock Incentive Plan, as amended, and 781,000 shares issuable under our 2005 Employee Stock Purchase Plan, as amended. Shares issuable under the 2005 Stock Incentive Plan, as amended, may be increased annually on the first day of each of our fiscal years, during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2014, by a number of shares of common stock equal to the lesser of (A) 5,000,000 shares, (B) 5% of the shares of common stock outstanding as of the opening of business on such date or (C) an amount determined by the board.

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2008 (or such other date as indicated) for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers, directors and our director-nominees; and

•	all of our executive officers, directors and our director-nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of December 31, 2008, including shares subject to options exercisable within 60 days of December 31, 2008, and restricted stock units vesting within 60 days of December 31, 2008, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. Applicable percentage of beneficial ownership is based on 20,898,161 shares of common stock outstanding as of December 31, 2008.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451.

				% of
		Right to		Common
	Outstanding	Acquire	Total Number	Stock
	Shares(1)	Within 60 Days	Beneficially Owned	Outstanding

5%Stockholders:
Palo Alto Investors LLC(2)	2,315,864	—	2,315,864	11.1%
470 University Ave.
Palo Alto, CA 94301-1812
David Cheung(3)	1,850,107	—	1,850,107	8.9%
JMI Equity Fund IV, L.P. and related entities(4)	1,778,507	52,500	1,831,007	8.7%
2 Hamill Road, Suite 272
Baltimore, MD 21210
Diker Management LLC(5)	1,520,260	—	1,520,260	7.3%
745 Fifth Ave., Suite 1409
New York, NY 10151-1406
Directors and Executive Officers:
Yuchun Lee(6)	4,601,212	321,249	4,922,461	23.2%
Bradford D. Woloson(4)	1,778,507	52,500	1,831,007	8.7%
Eric Schnadig	101,445	165,572	267,017	1.3%
David Sweet	8,533	125,625	134,158	*
Ralph A. Goldwasser	33,348	64,270	97,618	*
James A. Perakis	26,819	55,000	81,819	*
Robert Schechter	—	73,333	73,333	*
Aron J. Ain	5,000	60,000	65,000	*
Bruce R. Evans	5,375	52,500	57,875	*
Carla Hendra	—	30,000	30,000	*

				% of
		Right to		Common
	Outstanding	Acquire	Total Number	Stock
	Shares(1)	Within 60 Days	Beneficially Owned	Outstanding

Richard Welch	8,532	20,625	29,157	*
All executive officers and directors as a group	6,568,771	1,020,674	7,589,445	34.6%

*	Less than 1.0%.

(1)	Information with respect to our 5% stockholders was provided directly by such stockholders, and reflects their positions as of December 31, 2008.

(2)	Shares reflected as beneficially owned by Palo Alto Investors LLC and affiliated funds consist of 975,601 shares held by Palo Alto Small Cap Master Fund; 851,750 shares held by Microcap Partners LP; 398,612 shares held by Palo Alto Technology Master Fund; and 89,901 shares held by UBTI Free LP.

(3)	David Cheung is one of our co-founders and employees. Shares beneficially owned by Mr. Cheung consist of 607,323 shares held by the David Cheung Living Trust, 701,690 shares held by the Angela Cheung Living Trust, 170,585 shares held by the David Cheung 2004 Grantor Retained Annuity Trust and 370,509 shares held by the Angela Cheung 2004 Grantor Retained Annuity Trust. Mr. Cheung or his spouse is a trustee of each of these trusts.

(4)	Shares reflected as beneficially owned by JMI Equity Fund IV, L.P. and affiliated funds and by Mr. Woloson consist of 1,314,897 shares held by JMI Equity Fund IV, L.P., 104,127 shares held by JMI Equity Fund IV (AI), L.P., 333,469 shares held by JMI Euro Equity Fund IV, L.P., and 26,014 shares held by JMI Equity Side Fund, L.P. JMI Associates IV, L.L.C. is the general partner of JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P. and may be deemed the beneficial owner of the shares held by such entities. Charles E. Noell III, Harry S. Gruner, Paul V. Barber, Robert F. Smith, Bradford D. Woloson and Peter C. Arrowsmith are managing members of JMI Associates IV, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Associates IV, L.L.C. Messrs. Noell, Gruner, Barber, Smith, Woloson and Arrowsmith disclaim beneficial ownership of the shares beneficially owned by JMI Associates IV, L.L.C., JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P., except to the extent of their respective pecuniary interests therein. JMI Side Associates, L.L.C. is the general partner of JMI Equity Side Fund, L.P. and may be deemed the beneficial owner of the shares held by JMI Equity Side Fund, L.P. Messrs. Noell, Gruner, Barber and Woloson are officers of JMI Side Associates, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Side Associates, L.L.C. Messrs. Noell, Gruner, Barber and Woloson disclaim beneficial ownership of the shares beneficially owned by JMI Side Associates, L.L.C. and JMI Equity Side Fund, L.P., except to the extent of their respective pecuniary interests therein. Shares designated in the “Right to Acquire” column are shares awarded to Bradford Woloson by virtue of his representation on our board of directors in accordance with our plan regarding compensatory arrangements with non-employee directors which became effective upon the closing of our initial public offering in August 2005 and was amended July 31, 2006 and March 7, 2008.

(5)	Shares reflected as beneficially owned by Diker Management LLC and affiliated funds consist of 566,214 shares held by the Diker Micro Value Fund; 657,698 shares held by the Diker Micro Value QP Fund; 175,573 shares held by the Diker Micro and Small Cap Fund; and 120,775 shares held by the Diker Micro and Small Cap Offshore Fund.

(6)	Shares beneficially owned by Mr. Lee include 816,390 shares held by the Yuchun Lee Living Trust, 166,913 shares held by the 2001 Lee Charitable Trust, 880,199 shares held by the Yuchun Lee 2004 GRAT, and 2,615,364 shares held by the Agustina Sumito Living Trust. Mr. Lee is a trustee of each of these trusts. Shares beneficially owned by Mr. Lee also include 15,520 shares held by Agustina Sumito, Mr. Lee’s spouse. Mr. Lee also holds 106,826 shares directly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We believe that, except for the filings as set forth in the table below, during fiscal 2008, each of our directors, executive officers and/or 10% stockholders complied with all Section 16(a) filing requirements.

Number
of Transactions
That Were Not
	Number of	Reported on a
Name of Reporting Person	Late Reports	Timely Basis

Richard Welch	One	One
Bruce Evans	One	One

By Order of the Board of Directors,

Jason W. Joseph
Vice President, General Counsel & Secretary

Waltham, Massachusetts
January   , 2009

Unica Corporation
Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held February 26, 2009
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Unica Corporation to be Held on February 26, 2009: Unica Corporation’s Proxy Statement, a sample of the form of proxy card sent or given to stockholders by Unica Corporation, and Unica Corporation’s 2008 Annual Report to Stockholders are available on our website located at http://investor.unica.com/annual-proxy.cfm.
     The undersigned hereby authorizes and appoints Kevin P. Shone, Jason Joseph and Yuchun Lee, and each of them acting singly, as proxies with full power of substitution in each, to vote all shares of common stock, par value $0.01 per share, of Unica Corporation, held of record as of the close of business on Friday, January 9, 2009, by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, February 26, 2009, at 10:00 A.M., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Thirty-First Floor, Boston, Massachusetts 02109, and at any adjournments thereof, on all matters that may properly come before said meeting.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR THE APPROVAL OF THE ONE-TIME STOCK OPTION EXCHANGE DESCRIBED IN PROPOSAL TWO, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.
     Comments:
(If you noted any Comments above, please mark corresponding box on the reverse side.)

SEE		SEE
REVERSE		REVERSE
SIDE	(To be signed on reverse side)	SIDE

UNICA CORPORATION RESERVOIR PLACE NORTH 170 TRACER LANE WALTHAM, MA 02451	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNICA CORPORATION

PROPOSAL 1: ELECT TWO CLASS I DIRECTORS	For	Withhold

01) Yuchun Lee	☐	☐

02) Bruce R. Evans	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE.

PROPOSAL 2: APPROVE A ONE-TIME STOCK OPTION	For	Against	Abstain
EXCHANGE FOR ELIGIBLE EMPLOYEES AND EXECUTIVE OFFICERS

Approve a one-time stock option exchange program under which our
eligible employees, including our executive officers (except Yuchun Lee, our president and CEO), would be able to elect to exchange outstanding stock options issued under our 2005 Stock Incentive Plan for new lower-priced stock options.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE.

PROPOSAL 3: RATIFY SELECTION OF	For	Against	Abstain
PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the selection of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of Unica Corporation for fiscal year 2009.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

     NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appear(s) on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

For comments please check this box and write on the back where indicated		☐

Please indicate if you plan to attend this meeting	☐		☐

	Yes		No
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date Date